EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Form S-8 of AmericasBank Corp. of our report dated February 19, 2004, except as to Note 14, which is as of March 12, 2004, relating to our audit of the financial statements of AmericasBank Corp. and Subsidiary as of December 31, 2003 and 2002 and for the years then ended.

/s/ ROWLES & COMPANY, LLP

Baltimore, Maryland

September 24, 2004